Exhibit 16.1

July 13, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Polomar Health Services, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of Polomar Health Services, Inc. dated July 13, 2026. We agree with the statements concerning our Firm contained therein.

For the avoidance of doubt, we confirm that our audit report dated May 6, 2026 on the consolidated financial statements of Polomar Health Services, Inc. for the fiscal year ended December 31, 2025 remains effective, and we have not withdrawn our audit opinion.

Since our audit report was concluded, the Company experienced notable changes in management. On July 8, 2026, the Company dismissed GreenGrowth as the Company’s independent registered public accounting firm. There was no work outstanding by GreenGrowth and GreenGrowth’s work has fully concluded.

Very truly yours,

/s/ GreenGrowth CPAs

Los Angeles, California